Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 19, 2022, relating to the consolidated financial statements of Optex Systems Holdings, Inc., which appears in the Annual Report on Form 10-K of Optex Systems Holdings, Inc. for the year ended October 2, 2022.

/s/ Whitley Penn LLP

Dallas, Texas
March 6, 2023